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                                       EXHIBIT 9

First Golden American Life Insurance Company of New York
230 Park Avenue, Suite 966, New York, New York  10169   Phone:(212) 973-9647
                                                        Fax:  (212) 297-0645



April 20, 1999


Members of the Board of Directors
First Golden American Life Insurance
Company of New York
230 Park Avenue, Suite 966
New York, NY  10169

Ms. Coleman and Gentlemen:

In my capacity as Executive Vice President and Secretary of First Golden American Life Insurance Company of New York, a New York domiciled corporation (the "Company"), I have examined the form of Registration Statement on Form N-4 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of units of interest in Separate Account NY-B of the Company (the "Account"). I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of units.

Based upon my examination and upon my knowledge of the corporate activities relating to the Account, it is my opinion that:

    (1) The Company was organized in accordance with the laws of the State of New York and is a duly authorized stock life insurance company under the laws of New York and the laws of any state in which the Company is admitted to do business;

    (2) The Account is a validly established separate investment account of the Company;

    (3) The portion of the assets to be held in the Account equals the reserve and other liabilities for variable benefits under variable annuity contracts to be issued by the Account. Such assets are not chargeable with liabilities arising out of any other business the Company conducts;

    (4) The units and the variable annuity contracts will, when issued and sold in the manner described in the registration statement, be legal and binding obligations of the Company and will be legally and validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Legal Matters" in the prospectus contained in said registration statement. In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,


/s/ Myles R. Tashman
Myles R. Tashman
Executive Vice President,
General Counsel and Secretary


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